Dated ____ October 2009

Star Biotechnology Ltd /Arbour Technologies Pty Ltd.

And

Clenergen Corporation

Research & Development Agreement

For

Clenergen Corporation

Stephen von Peltz
Oriental Development Services Pte Ltd
161 Killiney Road
#03-01 Claremont
Singapore 239569

Research and Development Agreement

Dated: ____ October 2009

Between: Star Biotechnology Limited
of Suite 308 St James Court, St Denis Street,
Port Louis, Republic of Mauritius (Star) but whose agency address shall be c/o Oriental Development Services Pte Ltd
161 Killiney Road
#03-01 Claremont
Singapore 239569 (STAR)

And Clenergen Corporation whose registered office is at
6165 NW 123rd Lane, Coral Springs, Florida 33076, USA
but whose Representative Office is at
Bath House
8 Chapel Place
London EC2 3DQ (CLENERGEN)

And: Arbour Technologies Pty Ltd
of 981 Tamborine Oxenford Road, Wongawallen
in the State of Queensland, Australia (ARBOUR)

Background:

STAR is a biotechnology company owning the intellectual property to the knowledge and expertise in relation to Polyploidy and Accelerated Plant Growth and has by an Exclusive Licence Agreement of even date, licensed the exclusive rights to STAR's intellectual property and know-how for Paulownia strains originating from Australia for the electricity industry for both India and Sri Lanka to CLENERGEN on the terms contained therein. CLENERGEN has agreed at the request and the direction of STAR to engage ARBOUR for the purposes of research and development relating to the technology licensed to them by STAR and on the basis that any such research and development and any intellectual property arising there from Paulownia strains originating from Australia shall belong absolutely to STAR.

Now It Is Agreed

1. **Engagement**

ARBOUR has agreed, at the request of Star, to carry out the research and development as referred to above, for CLENERGEN's account, and as outlined below.

2. **Responsibilities of ARBOUR**

2.1 ARBOUR will provide to CLENERGEN, research, development and agronomy management services for assistance with the implementation of a plantation of Paulownia strains originating from Australia for cultivation in India and Sri Lanka only for the purpose of producing biomass as a source of feedstock for a gasification processes associated with the generation of electricity in India or Sri Lanka, ("the Project"), subject to the terms and conditions contained herein:

2.2 ARBOUR will select specific strains of the Paulownia Fortunei, Elongata and/or other plant species from their existing mother stock owned by ARBOUR, for the purpose of applying the Polyploidy Technology Plant Adaption Process and producing a new species of Paulownia, on behalf of CLENERGEN, suitable to be cultivated under the climatic and soil conditions on the land leased by CLENERGEN in India and Sri Lanka.

2.3 ARBOUR will be responsible for providing 18000 polyploidy Paulownia Saplings and 6000 parent (non Polyploidy) saplings, providing that the selected plant strains are currently held in ARBOUR's inventory of mother stock. Such saplings will be produced through micro-propagation by tissue culture laboratories in Australia. It is agreed that such mother stock will be available for delivery on or before 120 days from the date payment is received under Clause 3.1 on which the strains of plant species have been selected.. ARBOUR will (if required) assist CLENERGEN in gaining full clearance for the import and export of mother stock and or strains of the plant species, including but not limited to quarantine specifications or other statutory limitations associated with the plant species, the regionality for shipping and clearing for India or Sri Lanka being that of CLENERGEN.

2.4 ARBOUR as agent for STAR will retain ownership and interest in the new species it may produce, if derived from its own inventor of mother stock.

3. Responsibilities of CLENERGEN

3.1 CLENERGEN will pay ARBOUR a on time Research and Development Fee in the amount of AU$60,000 (exclusive of applicable taxes) upon signing of this Agreement, as compensation for the application of the Polyploidy Technology on mother stock selected for the project supplied by ARBOUR Such fee shall include tissue culture protecols for the handing over of micro propagated planting material to CLENERGEN'S chosen nursery. Thereafter CLENERGEN will pay a monthly fee of AU$10,000 which will commence 30 days from the signing of this Agreement and will be paid thereafter on a monthly basis on the first day of each month, the first payment being due on 1st October 2009 for a maximum period of three (3) months.. Any and all additional expenditure (travel, hotels, etc) that are required in order for ARBOUR to perform its duties under the Research and Development Agreement will be reimbursed separately, subject to such expenditure being pre-approved by CLENERGEN.

3.2 CLENERGEN will be responsible with the multiplication and micro-propagation planting materials following the initial trials being undertaken in 2010 in respect of which it will keep ARBOUR fully informed.

4. Rights and Titles

CLENERGEN and ARBOUR acknowledge that the strain of Paulownia originating from Australia remains the intellectual property of STAR, and CLENERGEN and ARBOUR hereby waive any legal, moral or similar rights in the intellectual property that belongs absolutely to STAR, who asserts all rights, legal and moral to copyright in such material.

5. STAR

STAR warrants to CLENERGEN and ARBOUR that STAR is the sole owner of the technology.

6. ARBOUR Warranty

ARBOUR hereby warrants and confirms that all plant material including any mother stock will be checked by the Australian Quarantine Service to satisfy themselves that the material is free from all disease including Paulownia Witches Broom before they issue a certificate allowing export and ARBOUR further confirms that it will deal with all necessary requirements of the Australian Quarantine Service in this respect so as to obtain the appropriate certificates.

7. Additional Costs

If any independent University verification is required the cost thereof shall be bourne as an additional expense by CLENERGEN.

8. **Confidentiality**

CLENERGEN and ARBOUR acknowledge to STAR that all information provided to assist ARBOUR in connection with research and development is confidential and it is agreed that this will not be disclosed by CLENERGEN or ARBOUR to any party without the prior approval in writing of STAR. It is understood that in breaching this Agreement, great damage would be caused to STAR and its licensees and assigns and that they may therefore obtain both injunctive relief and damages in respect of any breach of this Clause by ARBOUR. All parties hereby acknowledge the signing and execution of a Non Disclosure and Non Competition agreement on February 16th 2009, that will serve to better position the Parties as to their respective obligations and actions pertaining to this Section 7.

9. **Publicity and Use of Name**

ARBOUR shall not engage in any publicity relating to their research and development activities as outlined and identified in this Agreement and which is not approved in writing by STAR and CLENERGEN and shall not make any public statements about research and development without such approval.

10. **Agreement**

No Party may transfer or assign any of its rights under this Agreement without the prior written consent of the other parties.

11. **Dispute Resolutions**

(a) The parties to this Agreement shall seek to resolve any dispute or claim arising out of or in relation to this Agreement by friendly consultation. Any party may notify the other parties of its desire to enter into consultation to resolve a dispute or claim.

(b) If the Parties are unable to resolve a dispute or claim arising out of or in relation to this Agreement, including any question regarding its existence, validity or termination, within a period of 10 working days from the date on which notice is given under paragraph (a), of this Section 11, the parties shall submit that dispute or claim to the Singapore Arbitration Centre (SAC) or its successor organisation in accordance with and subject to its rules of procedure then in force.

(c) The arbitration panel shall consist of three arbitrators with one arbitrator to be nominated by the claimant and one to be nominated by the respondents. The Chairman of the arbitral tribunal to be nominated by SAC. The appointing authority shall be SAC.

(d) Any arbitration award will be final and binding on the Parties and may be enforced by the courts in any relevant country accepting same. The Parties must carry out any arbitral award per the terms of said arbitration and all Parties agree to exclude any right of application or appeal to any court in connection with any question arising in the course of arbitration or with respect to any arbitral award.

(e) The arbitration must be carried out in English.

(f) The unsuccessful party shall bear the costs of arbitration.

(g) Despite the existence of a dispute which is the subject of either friendly consultation or arbitration, the Parties;

(i) May exercise their remaining respective rights and;

(ii) Must perform their remaining respective obligations under this Agreement, except in respect of those matters the subject of the dispute

12. Termination

This agreement may be terminated by a ninety day notice in writing by either Party if any of the other Parties shall fail to meet any of their respective obligations hereunder.

13. Law of Agreement

This Agreement shall be governed and construed in accordance with the laws of Singapore and the Singapore Courts shall have non-exclusive jurisdiction in respect thereof.

14. Service of Proceedings

14.1 Service of Process on STAR

Without prejudice to any other mode of service, STAR appoints Oriental Development Services Pte Ltd of 161 Killiney Road, #03-01 Claremont, Singapore 239569, as its agent for service of process relating to any proceedings before the courts of any jurisdiction referred to in this Agreement.

14.2 Service of Process on CLENERGEN and ARBOUR

Without prejudice to any other mode of service, CLENERGEN and ARBOUR consent to the service of process relating to any proceedings before the courts referred to in this Agreement by the posting of a copy of the process to CLENERGEN c/o Christopher Yong of Legal 21 LLC, 4 Robinson Road, #10-01 CGU Insurance Centre, Singapore 048543 and to 8 Chapel Place, Rivington Street, London EC2 3DQ and to ARBOUR c/o Oriental Development Services Pte Ltd. Services as aforesaid at 981 Tamborine Oxenford Road, Wongawallan in the State of Queensland.

15. Notices

Any notice, demand, consent or other communication (a Notice) given or made under this Agreement:

(a) must be in writing and signed by a person duly authorised by the sender;

(b) must be delivered to the intended recipient by prepaid post (if posted to an address in another country, by registered mail) or by hand or fax to the address or fax number below or the address or fax number last notified by the intended recipient to the sender;

(i)	To STAR	c/o Oriental Development Services Pte Ltd (Attention: Stephen von Peltz) 161 Killiney Road, #03-01 Claremont, Singapore 239569 Fax: +65 6734 4815 Email : svp@orientalgroup.sg
(ii)	To CLENERGEN	Mark Quinn c/o Representative Office Clenergen Corporation Bath House 8 Chapel Place London EC2 3DQ

Fax: +44 0 207 657 3275
Email : mquinn@clenergen.com

And

Christopher Yong
Legal 21 LLC
4 Robinson Road
#10-01 CGU Insurance Centre
Singapore, 048543
Fax : +65 6532 4800
Email: chrisyong@legal21.com.sg

(iii) To ARBOUR

Malcolm Lamont
981 Tamborine Oxenford Road
Wongawallan, Queensland 4210
Australia
Fax: +61 7 5561 8511
Email: mal@ARBOUR.net

And

c/o Oriental Development Services Pte Ltd
161 Killiney Road,
#03-01 Claremont,
Singapore 239569
Fax: +65 6734 4815
Email : syp@orientalgroup.sg

(c) will be taken to be duly given or made:

(i) in the case of delivery by post two Business days after the date of posting (if posted to an address in the same country) or seven Business days after the date of posting (if to an address in another country);

(ii) in the case of fax, on receipt by the sender of a transmission control report from the despatching machine showing the relevant number of pages and the correct destination fax machine number and indicating that the transmission had been made without error

but if the result is that the Notice would be taken to be given or made on a day which is not a Business Day in the place to which the Notice is sent or is later than 4,00pm (local time) it will be taken to have been duly given or made at the commencement of business on the next Business day in that place.

Signed by the Parties

Executed by Stephen von Peltz on behalf of Star Biotechnologies Ltd	)))……………………………………..
Executed by Mark Quinn on behalf of the Clenergen Corporation	)))……………………………………..
Executed by Malcolm Lamont on behalf of Arbour Technologies Pty Ltd	)))……………………………………..

SCHEDULE 1

To apply the polyploidy technology to Paulownia strains originating from Australia in order to produce superior new clones for use in the electricity projects in India and Sri Lanka and to perform not less than four polyploidy events for a fee of AUD$60,000 and thereafter AUD$10,000 per month, for a period of 3 months, the first is to be paid on 1st October 2009 and thereafter on the first day of each successive month and if such a day is not a banking day then on the first banking day thereafter all payments to be time of the essence.

The above events are conditional upon ARBOUR

1) Seed/ Post Aquis Inspection.
2) Tissue cultured plantlets in agar.
3) ARBOUR to grow out material to the required stage to apply the polyploidy event.
4) ARBOUR to perform the polyploidy event and establish viable plantlets with good shoot root systems in agar and asceptic tubs.
5) Plantlets in agar to be sent by ARBOUR to CLENERGEN or to a tissue culture laboratory notified by them for rapid multiplication when suitable numbers are growing in order to supply sufficient material for polyploidy verification procedure.
6) ARBOUR procedural documentation to accompany each polyploidy event including
   a. Parent stock to new clone comparison.
   b. Correct laboratory tracking process with labouring and logging.
   c. Parent stock genome protection in the form of seed or containerised plants matured in greenhouse or nursery facilities for a period of four months following the polyploidy event.
7) Evidence of ownership transfer at the laboratory gate with specialised shipping agents to be appointed by CLENERGEN to sign off on receiving plants in good condition.
8) CLENERGEN is to be responsible for all transport of material ex ARBOUR laboratory gate to tissue culture laboratory foundation blocks with a destination to be notified by CLENERGEN to ARBOUR who acknowledges the new owners of the clone.
9) All goods to be carried at CLENERGEN's risk and not to be the responsibility of ARBOUR and all material supplied F.O.B. at the laboratory gate.